Exhibit 99.1

ManTech Announces Completion of Acquisition by Carlyle

HERNDON, Va., Sept. 14, 2022 — ManTech International Corporation (Nasdaq: MANT) (“ManTech” or the “Company”), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced the completion of its sale to funds managed by global investment firm Carlyle (NASDAQ: CG) in an all-cash transaction representing a total enterprise value of approximately $4.2 billion.

Under the terms of the go-private transaction, ManTech stockholders will receive $96.00 per share in cash. With the completion of the transaction, ManTech’s common stock has ceased trading and will no longer be listed on the NASDAQ Global Select Market.

“ManTech is at the forefront of its industry, delivering leading and innovative solutions for mission-critical national security programs,” said Dayne Baird, a Managing Director on Carlyle’s Aerospace & Government Services team. “We are pleased to complete the transaction and look forward to partnering with ManTech to advance the mission of its customers across the federal government. We believe our deep sector expertise, network and resources will help accelerate ManTech’s growth and drive greater value for its customers and employees.”

“The closing of this transaction represents the beginning of a new chapter for ManTech, and we are excited for what the future holds,” said ManTech Chairman, Chief Executive Officer and President Kevin M. Phillips. “Throughout the Company’s 50+ year history, we have evolved and expanded our leading portfolio of differentiated solutions, invested in our diverse and talented workforce and fostered strong relationships with key partners and customers. We are proud of the leadership position we have built and believe we are well prepared to advance our business, our strategic plan and the value we provide to our customers and employees with the additional expertise of the Carlyle team.”

ManTech will remain headquartered in Herndon, Virginia and the transition is expected to be seamless for customers and employees across ManTech’s business.

Advisors

Goldman Sachs & Co. LLC served as exclusive financial advisor and King & Spalding LLP served as legal counsel to ManTech in connection with the transaction.

Robert W. Baird & Co. served as financial advisor and Latham & Watkins LLP served as legal advisor to Carlyle in connection with the transaction.

About ManTech International Corporation

ManTech provides mission-focused technology solutions and services for U.S. federal government agencies. In business for more than 53 years, we excel in full-spectrum cyber, data collection & analytics, enterprise IT, systems engineering and software application development solutions that support national and homeland security. Additional information on ManTech can be found at www.mantech.com.

About Carlyle

Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $376 billion of assets under management as of June 30, 2022, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 1,900 people in 26 offices across five continents. Further information is available at www.carlyle.com. Follow Carlyle on Twitter @OneCarlyle.

Contacts:

ManTech Investor Relations Stephen Vather VP, M&A and Investor Relations (703) 218-6093 Stephen.Vather@ManTech.com Carlyle Brittany Berliner (212) 813-4839 Brittany.Berliner@Carlyle.com	ManTech Media Sheila Blackwell VP, Enterprise Marketing & Communications (301) 717-7345 Sheila.Blackwell@ManTech.com